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                                                                   EXHIBIT 10.26



                          [RNETHEALTH.COM LETTERHEAD]

August 16, 2000

VIA FACSIMILE (310) 822-2331
Arthur Ulene, M.D.
13160 Mindanao Way, Suite 270
Marina Del Ray, CA 90292

Dear Art:

     Pursuant to our review of your memorandum with our attorney, we would propose to clarify our proposal for the formation of these separate lines of business between RnetHealth and Black Diamond Associates LLC ("BDA"). As we have agreed, they are 1) Affinity Club which will incorporate the Wellness Challenge and other campaigns; 2) Short Form Third Party Marketing; and 3) Long Form Art Ulene Sponsored or Identified Informercials.

     Concerning each business, we would propose the following structure:

Affinity Club

1) RnetHealth will form a new Limited Liability Company ("LLC") in the United States, which will be taxable as a partnership and the ownership of which will be evidenced by two classes of Membership Interest Class A and Class
     B. The LLC will be named Health Challenge, LLC ("HC"). The Class A Membership Interest shall be owned 10% (ten percent) by RnetHealth and 90% (ninety percent) by BDA. We understand, at present, Art Ulene owns 60% of BDA; Kukla Vera owns 20% of BDA; and Jamie McDowell owns the remaining 20% of BDA. The Class B Membership Interest of HC shall be owned 51% (fifty-one percent) by RnetHealth and 49% (forty-nine percent) BDA. The purpose of forming HC is to promote a health campaign known as the Wellness Challenge. BDA will provide services, going forwared, to HC.

2) The Class A Membership Interest shall be entitled to annual cash distributions equal to 100% of the net cash flow generated by HC during the preceding fiscal year. RnetHealth will capitalize HC with a $300,000 ($US) line of credit ("Credit") reflected as a credit to RnetHealth's Class B Membership Interest, to be drawn upon by HC based upon a mutually agreed upon development schedule for the completion of HC. Our current understanding is that approximately $50,000 ($US) monthly, will be needed to be paid to your staff and outside vendors to complete HC over the next few months.

3) HC will make mandatory distributions, in cash, of any income tax due on the income of HC at the time such tax is due. In the event HC is unable to make such cash payments, RnetHealth agrees to contribute the cash to satisfy the tax obligation on the condition that no cash distributions are made to HC Members until after the date on which RnetHealth has been repaid for said amounts in full.

4) As a holder of the Class A Membership Interest, BDA shall have the right to accept distributions, other than for payment of income taxes, made by HC in cash, or in an

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Arthur Ulene, M.D.
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     equivalent number of common shares of RnetHealth. In the event common shares of RnetHealth are to be accepted as payment, the number of shares issued to BDA will be based upon the prior five-day average trading price of RnetHealth, sufficient to equal 115% of the amount of the distribution.

5) Pursuant to this transaction RnetHealth shall be granted a call option on BDA's Class A Membership Interest and BDA will be granted a put with respect to this same interest. Within 45 days following the conclusion of the second, third, and fourth anniversary of HC, RnetHealth shall have notified BDA of its intentions to acquire BDA's Class A Membership Interest. The purchase price shall be equal to 3.3x times the prior year's distribution payable in an equivalent number of common share of RnetHealth. Should RnetHealth not elect to exercise the option, BDA may put their Class A Membership Interest to RnetHealth through written notice. The purchase price shall be equal to 3.0x times the prior year's distribution payable in an equivalent number of common shares of RnetHealth. The parties will work together in satisfying any capital gain taxes due upon the exercise of the call or put option. Specifically, RnetHealth agrees to lend to BDA cash in an amount equal to the tax obligation, to be secured against the value of said amount in RnetHealth common stock.

6) BDA and Art Ulene shall devote their services to HC, on a reasonable priority, non-exclusive basis. Nothing in this agreement shall restrict or prohibit BDA and/or Art Ulene from rendering any services to any third parties pursuant to existing or future consulting agreements, talent agreements, or otherwise. BDA and Art Ulene agree not to directly compete with HC in connection with a product or service which is substantially similar in content, has identical advertisers, and has identical target purchaser as any product or service that is actually produced and distributed by HC pursuant to this agreement. Such non-compete undertaking by BDA and Art Ulene shall immediately expire in the event of HC's or RnetHealth's material breach, or 12 months following the actual release of the HC product or service, whichever shall occur first. RNET and HC agree not to compete, without the prior approval of BDA, in the sale of vitamins.

7) In return for a five-year option to acquire 1,100,000 common shares of RnetHealth, at a purchase price of $.50 per share, BDA will assist in providing services to create sponsorship for the Wellness Challenge, and any successor campaign of HC. The option shall be fully vested and exercisable as of the execution of this agreement.

8) RnetHealth recognizes that Feeling Fine LLC holds the exclusive right to the name and likeness of Art Ulene. HC may not use the name or the likeness of Art Ulene without the expressed written consent of BDA.

Short Form Third Party Marketing

1) RnetHealth will enter into a Third Party Marketing Agreement for a period of three years, with BDA for the purpose of attracting advertising and sponsorship revenues to RnetHealth, in the traditional form of spot ads not to exceed 120 seconds in length.

2) BDA shall provide a list of their current and prior advertisers to RnetHealth ("BDA List"). In the event, any advertiser identified in the BDA List purchases advertising, or sponsorship, from RnetHealth, excluding purchases made for HC, BDA shall receive a payment for services rendered. BDA shall receive 30% of the net proceeds from such



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Arthur Ulene, M.D.
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     revenue payable in cash, and equivalent number of common shares or options, or a payment encompassing both a cash and equity component, at BDA's election, at the time RnetHealth receives such payment. Any option granted to BDA shall be fully vested and exercisable as of the date of grant.

3) For any and all future advertisers not identified pursuant to the BDA List which purchases advertising or sponsorship from RnetHealth, excluding purchases made for HC, BDA shall receive payment for services rendered. BDA shall receive 10% of the net proceeds from such revenue payable in cash, or an equivalents number of common shares or options, or a payment encompassing both a cash and equity component, at their election, at the conclusion of the airing. An option granted to BDA shall be fully vested and exercisable as of the date of grant.

4) In the event common shares of RnetHealth are to be accepted as payment, the number of shares issued to BDA will be based upon the prior five-day average trading price of RnetHealth, sufficient to equal 115% of the amount of the cash distribution.

5) In the event options of RnetHealth are elected as payment, RnetHealth shall issue to BDA, a five-year option to acquire common shares of RnetHealth at an exercise price of $.50 per share. The equivalent number of common shares shall be based upon the prior five-day average trading price of RnetHealth, less the exercise price of $.50 per share sufficient to equal the amount of the cash distribution. The option shall be fully vested and exercisable as of the execution of the grant.

6) RnetHealth shall issue BDA 250,000 five year options to acquire RnetHealth's common shares at an exercise price of $.50 per share in return for providing services, going forward, pursuant to the Third Party Marketing Agreement. The option shall be fully vested and exercisable as of the execution of this agreement.

Long Form BDA Sponsored or Identified Informercials

1) RnetHealth and BDA agree to form a joint venture ("JV") for three years, for the purpose of attracting advertisers to use long form informercial advertising. In addition, it is envisioned that BDA may produce informercial programming for the JV. Any participation as an "on-air talent" by Art Ulene is purely voluntary and subject to his approval on a program-by-program and product-by-product basis and subject to compensation minimums as required by AFTRA. RnetHealth and BDA shall own the JV equally. Any original programming produced by the JV shall be owned jointly by BDA and RnetHealth.

2) For purposes of calculating profitability, the JV will recognize all of the costs associated with the airing of programming including the costs of its affiliates for carriage, fulfillment of orders, and any direct production costs in calculating the profit of the JV. RnetHealth reserves the right not to air programming in which the anticipated revenues do not exceed 160% of the cost its affiliates charge for carriage. The parties agree to seek competitive bidding for any production costs or distribution costs. The lowest cost obtained by the parties shall be the rate at which the JV is charged in the event RnetHealth or BDA provides a service to the JV. At the conclusion of the fiscal year, 50% of the profits of the JV shall be distributed, at BDA's election in cash, or an equivalent number of common shares or options, or as a payment encompassing both a


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Arthur Ulene, M.D.
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      cash and equity component. Any option granted to BDA shall be fully vested and exercisable as of the date of grant.

3) In the event common shares of RnetHealth are elected as payment, the number of shares issued to BDA will be based upon the prior five-day average trading price of RnetHealth, sufficient to equal 115% of the amount of the cash distribution.

4) In the event options of RnetHealth are elected for any payment to be made as outlined above, RnetHealth shall issue to BDA, a five-year option to acquire common shares of RnetHealth at an exercise price of $.50 per share. The equivalent number of common shares shall be based upon the prior five-day average trading price of RnetHealth, less the exercise price of $.50 per share sufficient to equal the amount of the cash distribution. The option shall be fully vested and exercisable as of the date of the grant.

5) RnetHealth shall issue to BDA 350,000 five year options to acquire its common shares at a purchase price of $.50 per share in return for providing services, going forward, to the JV. The option shall be fully vested and exercisable as of the execution of this agreement.

      The underlying shares to be issued under the various conditions as outlined above will be subject to customary piggyback registration rights and are further saleable under Rule 144. Of course, this proposal is subject to final documentation.

      We are excited about the prospects of this new venture. Please acknowledge your acceptance of this agreement and faxing back to me an executed copy. I am working on the draft press release for your approval, which I will forward to you shortly.

      I can not tell you how pleased I am to be working with you again.

                                          Sincerely,

                                          /s/ WENDY BOROW JOHNSON
                                          -------------------------------------
                                          Wendy Borow Johnson
                                          President and CEO


Agreed to and Accepted:

By: /s/ ARTHUR ULENE
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    Arthur Ulene, M.D.
    Black Diamond Associates, LLC

Dated: August 17, 2000
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cc: Ken Browning, Esq. (via facsimile at 310-247-1827)